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                                                                    EXHIBIT 11.1

                         PEDIATRIX MEDICAL GROUP, INC.

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (IN THOUSANDS, EXCEPT NET INCOME PER SHARE DATA)

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                                                                                   THREE MONTHS
                                                                                       ENDED
                                                YEARS ENDED DECEMBER 31,             MARCH 31,
                                               ---------------------------       -----------------
                                                1993      1994      1995          1996      1995
                                               -------   -------   -------       -------   -------
Income applicable to common stock:
Net income...................................  $ 4,150   $ 5,407   $ 6,713       $ 2,612   $ 1,209
Less: preferred stock dividends..............    1,189     1,296     1,040            --       354
                                               -------   -------   -------       -------   -------
Income applicable to common stock............  $ 2,961   $ 4,111   $ 5,673       $ 2,612   $   855
                                               =======   =======   =======       =======   =======
Weighted average number of common and common
  share equivalents outstanding:
Primary:
Weighted average of common shares
  outstanding................................    6,377     6,272     8,092        13,057     6,265
Weighted average of dilutive common stock
  equivalents................................      456       581       681           640       778
                                               -------   -------   -------       -------   -------
Weighted average number of common and common
  share equivalents outstanding for primary
  earnings per share.........................    6,833     6,853     8,773        13,697     7,043
                                               =======   =======   =======       =======   =======
Fully diluted:
Weighted average of common shares
  outstanding................................    6,377     6,272     8,092        13,057     6,265
Weighted average of dilutive common stock
  equivalents................................    5,038     5,158     4,124           669     5,349
                                               -------   -------   -------       -------   -------
Weighted average number of common and common
  share equivalents outstanding for fully
  dilutive earnings per share................   11,415    11,430    12,216        13,726    11,614
                                               =======   =======   =======       =======   =======
Net income per share:
Primary......................................  $  0.43   $  0.60   $  0.65       $  0.19   $  0.12
                                               =======   =======   =======       =======   =======
Fully diluted................................  $  0.36   $  0.47   $  0.55       $  0.19   $  0.10
                                               =======   =======   =======       =======   =======
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